Exhibit (h)(9)
FORM OF SERVICE AGREEMENT
THIS AGREEMENT is made as of this ___day of ___, 200___by and between John Hancock Funds II (the “Trust”), on behalf of each of its funds listed in Appendix A hereto (the “Funds”), and John Hancock Investment Management Services, LLC (“John Hancock”) (the “Agreement”).
WHEREAS, the Trust desires to retain John Hancock to provide certain services to the Funds as described below; and John Hancock is willing to provide such services in the manner and on the terms hereinafter set forth.
NOW, THEREFORE, the Trust and John Hancock hereby agree as follows:
1. Services. Subject to the general supervision of the Board of Trustees of the Trust (the “Board of Trustees”), John Hancock will provide to each of the Funds such legal, tax, accounting, recordkeeping and financial management services and functions, and to each of the Funds that is identified in Appendix A as a feeder fund (“Feeder Fund”) that invests substantially all of its assets in a corresponding master fund (“Master Fund”) having substantially similar investment objectives and policies, such additional services and functions set forth below, as are reasonably necessary for the operation of each Fund (“Services”). The Services, to the extent not required to be performed by John Hancock pursuant to an investment advisory agreement with respect to a Fund, include, but are not limited to:
A. Legal services as follows:
(1) maintenance of each Fund’s registration statement and federal and state registration;
(2) preparation of certain notices and proxy materials furnished to shareholders of the Funds;
(3) preparation of periodic reports of each Fund to regulatory authorities, including Form N-SAR and Rule 24f-2 legal opinions;
(4) preparation of materials in connection with meetings of the Board of Trustees of the Trust;
(5) preparation of written contracts, distributions plans, compliance procedures, corporate and trust documents and other legal documents;
(6) research advice and consultation about certain legal, regulatory and compliance issues;
(7) supervision, coordination and evaluation of certain services provided by outside counsel; and
(8) responses to subpoenas and appropriate information requests for shareholder records.
B. Tax, accounting, recordkeeping and financial management services and functions as follows:
Supervision, review and/or preparation and maintenance of the following books, records and other documents:
(1) journals containing daily itemized records of all purchases and sales, and receipts and deliveries of securities and all receipts and disbursements of cash and all other debits and credits, in the form required by Rule 31a-1(b) under the Investment Company Act of 1940, as amended (the “1940 Act”);
(2) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, in the form required by Rules 31a-1(b) (2)(i)-(iii) under the 1940 Act;
(3) a securities record or ledger reflecting separately for each portfolio security as of trade date all “long” and “short” positions carried by each Fund for the account of the Funds, if any, and showing the location of all securities long and the off-setting position of all securities short, in the form required by Rule 31a-1(b)(3) under the 1940 Act;
(4) a record of all portfolio purchases or sales, in the form required by Rule 31a-1(b)(6) under the 1940 Act;
(5) a record of all puts, calls, spreads, straddles and all other options, if any, in which any Fund has any direct or indirect interest or which any Fund has granted or guaranteed, in the form required by Rule31a-1(b)(7) under the 1940 Act;

(6) a record of the proof of money balances in all ledger accounts maintained pursuant to this Agreement, in the form required by Rule 31a-1(b)(8) under the 1940 Act; and
(7) price mark-up sheets and such records as are necessary to reflect the determination of each Fund’s net asset value; and
Arranging for, or participating in (i) the preparation for the Trust (or with respect to the Funds) of all required tax returns, (ii) the preparation and submission of reports to existing shareholders and (iii) the preparation of financial data or reports required by the Securities and Exchange Commission or other regulatory authorities.
C. In connection with its provision of the Services, John Hancock will
(1) provide such staff and personnel as are reasonably necessary to perform the Services for the Funds. Without limiting the generality of the foregoing, such staff and personnel shall be deemed to include officers of John Hancock and its affiliates, and persons employed or otherwise retained by John Hancock, to provide or assist in providing the Services to the Funds;
(2) maintain all books and records relating to the Services; and
(3) provide the Funds with all office facilities to perform the Services.
D. Services does not include services performed and personnel provided pursuant to contract with the Funds by third-party custodians, transfer agents and other service providers.
2. Compensation. In consideration for the Services provided to the Funds by John Hancock and its affiliates pursuant to this Agreement, each Fund will pay John Hancock such fee or other compensation as may be approved by the Board of Trustees from time to time and set forth in Appendix B hereto as the same may be amended from time to time. Any Services provided by a person or entity other than John Hancock and its affiliates, including, without limitation, services provided by attorneys not affiliated with John Hancock, are not covered under this Agreement and are an expense of the Funds.
3. No Partnership or Joint Venture. The Trust, on behalf of each of the Funds, and John Hancock are not partners of or joint venturers with each other, and nothing herein shall be construed so as to make the Trust, on behalf of any of the Funds, and John Hancock partners or joint venturers or impose any liability as such on the Trust, any Fund or John Hancock.
4. Limitation of Liability. John Hancock shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except losses resulting from willful misfeasance, bad faith or gross negligence by John Hancock in the performance of its duties or from reckless disregard by John Hancock of its obligations under this Agreement. Any person, even though also employed by John Hancock, who may be or become an employee of and paid by the Trust shall be deemed, when acting within the scope of his or her employment by the Trust, to be acting in such employment solely for the Trust and not as John Hancock’s employee or agent.
4. Duration and Termination of Agreement. This Agreement shall remain in effect until the second anniversary of the date on which it was executed, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees and a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust or the Adviser. The Agreement may, on 60 days’ written notice, be terminated at any time without the payment of any penalty by the Trust on behalf of any Fund (by vote of a majority of the Trustees of the Trust) or by John Hancock.
5. Amendment. No provision of this Agreement may be amended, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.
6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the choice of law provisions thereof.

7. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A copy of the Declaration of Trust of the Trust, which is organized as a Massachusetts business trust, is on file with the Secretary of State of the Commonwealth of Massachusetts and provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be subject to any personal liability in connection with Trust property or the affairs of the Trust, but that only the assets belonging to the Trust, or to the particular Fund with respect to which an obligation or claim arose, shall be liable.
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first written above.
John Hancock Investment Management Services, LLC

By

John Hancock Funds II
On behalf of each of the Funds listed in Appendix A

By:

* * * *
Appendix A
The Funds
[each of the Funds of the Trust]
* * * *
Appendix B
Compensation
Each Fund list in Appendix A shall reimburse John Hancock for its expenses associated with providing all such Services described in this Agreement, including (a) compensation and related personnel expenses and (b) expenses of office space, office equipment, utilities and miscellaneous office expenses (the “Reimbursement”). John Hancock shall determine the expenses to be reimbursed by each Fund; provided, however, that such expenses shall not exceed levels that are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality. The Reimbursement shall be calculated and paid monthly in arrears.